Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President & Chief Financial Officer
National Mercantile Bancorp
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2003

Los Angeles, California, October 31, 2003 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported net income of $292,000 for the third quarter ended September 30, 2003, or $0.11 basic earnings per share and $0.07 diluted earnings per share, as compared to a net loss of $542,000 or $0.38 basic and diluted loss per share for the quarter ended September 30, 2002.

The third quarter net income reduced the year-to-date net loss for the nine months ended September 30, 2003 to $130,000, or $0.05 basic and diluted loss per share, compared to a net loss of $429,000, or $0.40 basic and diluted loss per share, during the first nine months of 2002.  The year-to-date 2003 loss was due to a $1.1 million provision for loan losses during the second quarter necessitated by the charge off and write-down of nonperforming loans totaling $2.4 million, primarily at South Bay.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “We are pleased to report an improving trend with a substantial reduction in non-performing assets and a return to profitability.  During the first nine months of 2003, we resolved $5.5 million of non-performing loans, which reduced our non-performing loans, exclusive of OREO property, to $493,000.  The reduction in non-performing assets enables us to redirect resources to production of new loans and deposits.  Also, during the third quarter, the Office of the Comptroller of the Currency terminated the Memorandum of Understanding related to Mercantile’s interest rate risk management practices having determined that the bank was in substantial compliance with its terms.

We are delighted to announce that two very experienced bankers joined the team during the third quarter.  Chuck Avis joined Mercantile National Bank as Executive Vice President and Head of Sales and Marketing.  Mr. Avis has been active in commercial banking in west Los Angeles and Beverly Hills for the past 30 years.  At South Bay, Ron Wilippo, joined the team as Senior Vice President of Marketing and Business Development.  Mr. Wilippo has extensive experience serving the South Bay financial services marketplace.”

In addition, we reached an agreement with our landlord at our Century City headquarters to vacate our second floor offices by early January 2004.  The net effect will be to reduce our occupancy cost by approximately $250,000 during 2004.

He continued, “Although new loan production has been brisk, approximately $40 million in new construction loans in the last 90 days, full funding of some loans, particularly construction loans, is often deferred to later quarters.  Also, due to the low interest rate environment, repayments of existing loans accelerated, particularly fixed rate loans, causing loans receivable to decline during the third quarter.  Deposit growth remains strong, especially in lower cost transaction deposits.”

“Furthermore, the weakness in economic conditions continues to place pressure on our net interest margin and loan growth, however, we believe that the Company is well positioned to benefit from the reduction in non-performing loans and from an economic recovery.”

Assets and Liabilities

Total assets at September 30, 2003 were $370.5 million compared to $355.4 million at year-end 2002.  The increase in total assets at the end of the third quarter 2003 was driven in large part by a $16.7 million increase in total deposits funding an increase in federal funds sold, securities available for sale and securities held to maturity.  Loans receivable declined $24.8 million to $247.5 million at September 30, 2003 compared to $272.3 million at year-end 2002 as prepayments exceeded fundings.  Noninterest bearing demand deposit accounts and low cost money market deposit accounts increased $19.8 million and $16.6 million, respectively, from December 31, 2002 to September 30, 2003, while relatively expensive time certificates of deposit decreased $18.7 million as part of management’s continuing efforts to orchestrate a change in deposit composition and reduce the cost of the Company’s funding base.

Shareholders’ Equity

Shareholders’ equity was $30.9 million at September 30, 2003 as compared to $31.2 million at December 31, 2002.  The decline was due to the second quarter loss and a decline in the unrealized gain in the Company’s securities available for sale.

Interest Income

Net interest income during the third quarter 2003 was $3.4 million compared to $3.8 million for the same quarter in 2002.  Total interest income declined $607,000 in the 2003 period due to the sustained decline in market interest rates affecting the yields on adjustable rate loans tied to variable rate indices, the yields on newly originated fixed rate loans and existing fixed rate loans upon renewal at maturity, as well as the yields on overnight investments and newly acquired investment securities.  Lower market interest rates are due to the Federal Reserve Bank’s attempts to stimulate the economy.  The decline in interest income was partially offset, however, by a $500,000 decline in interest expense on deposits.  Total interest expense for the three months ended September 30, 2003 includes $228,000 interest expense on the Company’s junior subordinated deferrable interest debentures, whereas in prior periods this interest expense was included in the minority interest in the Company’s income.  The change in classification is due to the implementation of Statement of Financial Accounting Standards No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity effective July 1, 2003.  The decline in net interest income of $314,000 would have been $86,000 without the change in accounting treatment.

The net interest margin decreased to 4.11% during the third quarter of 2003, down from 4.66% during the third quarter of 2002.

Operating Expenses

Other operating expenses were $3.3 million during the quarter ended September 30, 2003 compared to $3.0 million for the third quarter in 2002.  Increases in salaries and related expense, legal and other professional services and data processing expenses contributed to the higher operating expenses.

Credit Quality

Total non-performing loans were $493,000 at September 30, 2003 compared to $6.0 million at December 31, 2002, representing a decrease of $5.5 million.   During the nine months ended September 30, 2003, the Company’s loan charge-offs were $2.8 million, while recoveries were $327,000 and other non-performing loans totaling $2.7 million were collected.  Other real estate owned was $1.0 million at September 30, 2003 and December 31, 2002.

The Company’s allowance for credit losses was $3.6 million at September 30, 2003 representing 1.45% of total loans and 241% of nonperforming assets.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Century City, Encino, Torrance and El Segundo, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

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National Mercantile Bancorp

September 30, 2003 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED FINANCIAL CONDITION DATA (Unaudited):	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Cash and Due from Banks	$22,590	$18,625	$18,364	$19,201	$19,971	$20,619	$21,609	$12,688
Federal Funds Sold and Securities Purchased under Agreements to Resell	42,000	39,900	31,400	18,700	14,040	35,495	34,595	39,405
Investment Securities	36,183	21,674	17,992	26,170	30,505	29,583	30,111	41,627
Loans
Commercial	216,967	228,572	235,672	230,127	224,751	216,051	215,852	222,882
Real Estate Construction and Land	28,506	35,902	29,451	37,934	31,962	31,997	30,765	30,811
Consumer and Others	2,594	2,204	3,171	4,720	8,055	8,301	8,791	8,795
Deferred Loan Fees, Net	(602)	(528)	(548)	(458)	(255)	(151)	(102)	(520)
Total	247,465	266,150	267,746	272,323	264,513	256,198	255,306	261,968
Allowance for Credit Losses	(3,588)	(3,452)	(4,694)	(4,846)	(4,756)	(5,374)	(5,449)	(6,541)
Net Loans	243,877	262,698	263,052	267,477	259,757	250,824	249,857	255,427
Intangible Assets and Goodwill	4,083	4,139	4,195	4,252	5,541	5,616	5,616	5,616
Other Assets	21,733	19,267	22,371	19,585	19,425	18,453	18,447	19,602
Total Assets	$370,466	$366,303	$357,374	$355,385	$349,239	$360,590	$360,235	$374,365
Deposits
Demand, Non-interest Bearing	$127,421	$123,569	$114,171	$107,580	$102,916	$99,817	$100,674	$114,645
NOW	28,117	27,644	27,116	30,465	27,243	27,406	28,424	23,425
MMDA	59,777	51,272	47,133	43,134	49,514	54,763	46,618	40,033
Savings	43,423	46,783	46,283	42,182	38,800	36,225	36,206	31,184
Time Certificates > $100	25,674	30,147	36,844	39,957	42,585	43,442	49,291	62,085
Time Certificates < $100	31,013	32,536	31,039	35,407	36,329	37,409	42,091	37,768
Total Deposits	315,425	311,951	302,586	298,725	297,387	299,062	303,304	309,140
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	7,897	7,895	8,292	8,976	9,180	17,473	13,517	20,596
Junior Subordinated Debentures	15,464	—	—	—	—	—	—	—
Other Liabilities	738	1,206	736	1,950	2,177	3,087	2,685	3,963
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	—	14,538	14,534	14,530	14,526	14,522	14,517	14,513
Minority Interest in Preferred Stock of South Bay Bank	—	—	—	—	907	827	755	676
Shareholders’ Equity	30,905	30,640	31,134	31,002	24,798	25,391	25,520	25,421
Accumulated Other Comprehensive Gain (Loss)	37	73	92	202	264	228	(63)	56
Total Liabilities and Stockholders’ Equity	$370,466	$366,303	$357,374	$355,385	$349,239	$360,590	$360,235	$374,365

Average Quarterly Assets	$372,971	$369,140	$347,259	$357,532	$354,135	$358,928	$361,435	$204,308
Regulatory Capital-Tier I	$29,891	$29,780	$30,454	$29,709	$21,964	$22,063	$19,547	$19,562
Non-Performing Assets
Non-Accrual Loans	$442	$592	$4,308	$5,787	$5,276	$8,040	$5,716	$7,807
Loans 90 Days P/D & Accruing	51	9	—	209	85	—	—	642
OREO and Other Non-perfoming Assets	1,000	1,000	1,535	1,000	1,000	—	968	953
Total Non-Performing Assets	$1,493	$1,601	$5,843	$6,996	$6,361	$8,040	$6,684	$9,402

SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS:	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Loans to Deposits Ratio	78.45%	85.32%	88.49%	91.16%	88.95%	85.67%	84.17%	84.74%
Ratio of Allowance for Loan Losses to:
Total Loans	1.45%	1.30%	1.75%	1.78%	1.80%	2.10%	2.13%	2.50%
Total Non-Performing Assets	240.32%	215.62%	80.34%	69.27%	74.77%	66.84%	81.52%	69.57%
Earning Assets to Total Assets	87.90%	89.47%	88.74%	89.25%	88.49%	89.10%	88.83%	92.30%
Earning Assets to Interest-Bearing Liabilities	166.23%	166.97%	161.22%	158.50%	151.76%	148.25%	148.05%	160.65%
Capital Ratios Holding Company:
Total Risk-Based Capital	13.69%	13.03%	13.30%	13.31%	11.62%	11.49%	12.38%	11.53%
Tier 1 Risk-Based Capital	10.89%	10.33%	10.60%	10.57%	8.09%	8.02%	7.49%	6.85%
Tier 1 Leverage	8.50%	8.32%	9.07%	8.60%	6.52%	6.38%	5.78%	5.55%
Risk Weighted Assets	$274,478	$288,181	$287,417	$283,078	$276,261	$271,343	$271,941	$285,500
Book Value per Share (1) (2)	$7.17	$7.13	$7.16	$7.17	$6.67	$6.87	$6.80	$6.82
Total Shares Outstanding (2)	4,168,099	4,162,299	4,158,299	4,149,514	3,136,927	3,130,527	3,125,027	3,124,627

(1) Includes the effect of dilutive options and warrants.

(2) Includes assumed conversion of currently convertible Series A preferred stock into common stock

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)

QUARTERLY DATA:	Third Quarter 2003	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002	First Quarter 2002
Interest Income	$4,262	$4,382	$4,410	$4,765	$4,869	$4,937	$5,001
Interest Expense	823	730	888	1,040	1,116	1,209	1,299
Net Interest Income before Provision for Loan Losses	3,439	3,652	3,522	3,725	3,753	3,728	3,702

Provision for Loan Losses	10	1,145	110	100	1,525	150	150
Net Interest Income after Provision for Loan Losses	3,429	2,507	3,412	3,625	2,228	3,578	3,552

Net gain on Sale of Securities Available-for-Sale	—	—	100	—	—	—	—
Loss on Sale of OREO	—	(61)	—	—	—	—	—
Other Operating Income	397	345	335	467	353	286	395
Other Operating Expense	3,292	3,410	3,410	3,149	3,030	3,399	3,282
Net Income before Provision for Minority Interest and Income Taxes	534	(619)	437	943	(449)	465	665

Minority interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	—	—	54	53	106	—
Junior subordinated deferrable interest debentures	—	223	233	384	380	389	384

Net Income before Provision for Income Taxes	534	(842)	204	505	(882)	(30)	281
Provision for Income Taxes	242	(323)	107	329	(340)	32	106
Net Income	$292	$(519)	$97	$176	$(542)	$(62)	$175

Basic Earnings (Loss) Per Share	$0.11	$(0.19)	$0.04	$0.24	$(0.38)	$(0.08)	$0.06
Diluted Earnings (Loss) Per Share	$0.07	$(0.19)	$0.02	$0.12	$(0.38)	$(0.08)	$0.04
Weighted Avg Common Shares O/S (2)	2,700,935	2,695,366	2,687,560	1,706,652	1,637,991	1,631,451	1,627,166
Return on Quarterly Average Assets	0.31%	-0.56%	0.11%	0.20%	-0.60%	-0.07%	0.19%
Return on Quarterly Average Equity	3.72%	-6.58%	1.26%	2.59%	-8.46%	-0.97%	2.76%
Net Interest Margin - Avg Earning Assets	4.11%	4.45%	4.60%	4.94%	4.66%	4.68%	4.66%
Operating Expense Ratio	3.50%	3.71%	3.99%	3.53%	3.36%	3.80%	3.60%
Efficiency Ratio	85.82%	86.64%	86.18%	75.12%	73.79%	84.68%	80.10%

Quarterly operating ratios are annualized.

FOR THE NINE MONTHS ENDED SEPTEMBER 30:	2003	2002
Interest Income	$13,054	$14,807
Interest Expense	2,441	3,624
Net Interest Income before Provision for Loan Losses	10,613	11,183

Provision for Loan Losses	1,265	1,825
Net Interest Income after Provision for Loan Losses	9,348	9,358

Net Gain (Loss) on Sale of Securities Available-for-Sale	100	—
Other Operating Income	1,016	1,035
Other Operating Expense	10,112	9,712
Net Income (Loss) Before Minority Interest and Provision for Income Taxes	352	681
Minority interest in the Company’s income of the preferred stock of South Bay Bank, N.A.	—	159
Junior subordinated deferrable interest debentures	456	1,153
Net Income (Loss) Before Provision for Income Taxes	(104)	(631)
Provision (benefit) for Income Taxes	26	(202)
Net Income (Loss)	$(130)	$(429)

Basic and Diluted Loss Per Share (1)	$(0.05)	$(0.40)
Weighted Avg Common Shares O/S (2)	2,694,670	1,632,242
Return on Average Assets	-0.05%	-0.16%
Return on Average Equity	-0.55%	-2.25%
Net Interest Margin - Avg Earning Assets	4.38%	4.67%
Operating Expense Ratio	3.72%	3.59%
Efficiency Ratio	86.21%	79.49%

(1) The diluted loss per share includes only common shares as common share equivalents are anti-dilutive.  The loss per share for September 30, 2002 is based upon income available to shareholders considering the amortization of the discount on beneficial conversion rights.

(2) Shares used to compute Basic Earnings (Loss) per share.